Exhibit 99.1

PRESS RELEASE

FLINT HILLS RESOURCES HOUSTON CHEMICAL ANNOUNCES EXPIRATION OF CONSENT SOLICITATION RELATING TO THE 6.25% SENIOR NOTES DUE 2020

HOUSTON, Texas, July 24, 2014 /PRNewswire/ — Flint Hills Resources Houston Chemical, LLC (the “Company”) today announced that as of 5:00 p.m., New York City time, on July 23, 2014, the previously announced solicitation of consents (the “Consent Solicitation”) from holders of the outstanding 6.25% Senior Notes due 2020 (the “Notes”) issued by PetroLogistics LP, a predecessor to the Company (“PetroLogistics”), and FHR Houston Chemical Finance Corp., formerly known as PetroLogistics Finance Corp. (“Finance Corp.” and together with the Company, the “Issuers”), to approve amendments (the “Proposed Amendments”) to the indenture relating to the Notes (the “Indenture”) had expired without the Issuers receiving the requisite consents for the Proposed Amendments.  The Consent Solicitation has not been further extended.

The Proposed Amendments would have amended Section 4.03 of the Indenture to replace the requirement that the Company file reports with the Securities and Exchange Commission with a requirement that the Company provide holders of the Notes with a specified set of information that is more typical of debt securities issued in a Rule 144A-for-life transaction.  The Proposed Amendments would also have amended Section 5.01(a) of the Indenture to remove the prohibition on the consolidation or merger of Finance Corp. with or into an entity that is not a corporation.

About Flint Hills Resources Houston Chemical

Flint Hills Resources Houston Chemical (formerly known as PL Propylene and successor by merger to PetroLogistics) is a major producer of propylene with operations in the vicinity of the Houston Ship Channel.  The company owns and operates the only propane dehydrogenation facility in the US, and its plant is among the largest of its kind in the world. The facility began operations in 2010 and has an annual production capacity of approximately 1.45 billion pounds.  Propylene is one of the basic petrochemical building blocks that is used in the manufacture of a variety of end products, including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products. The facility employs about 100 people.

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